Exhibit 99.1

Contact:
Brook Wootton	980.299.5700

Albemarle Reports Strong Second-Quarter Sales Growth, Raising Guidance

CHARLOTTE, N.C. – Aug 3, 2022 - Albemarle Corporation (NYSE: ALB) today announced its results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $1.48 billion, an increase of 91%
•Net income of $406.8 million, or $3.46 per diluted share; Adjusted diluted EPS of $3.45, an increase of 288%
•Adjusted EBITDA of $610 million, an increase of 214%
•Kemerton I lithium conversion plant in Western Australia achieved first product in July 2022
•Announced plans to build integrated lithium operations in the United States, including the Kings Mountain, North Carolina, spodumene mine and a lithium conversion plant in the southeast
•Guidance for 2022 further revised upward on successful Lithium contract renegotiations and increased prices in the Lithium and Bromine businesses
•Expect significant growth in full-year 2022 results including net sales of $7.1 - $7.5 billion (>2x 2021) and adjusted EBITDA of $3.2 - $3.5 billion (>3x 2021)
•With revised guidance, expect to be free cash flow positive in 2022

"We delivered another strong quarter throughout the current turbulent market environment, thanks to strong demand and pricing trends, particularly for Lithium and Bromine. Over the past year, we have shifted our Lithium contracting strategy to realize greater benefits from these strong market dynamics," said Albemarle CEO Kent Masters. "At the same time, we remain disciplined in executing our long-term strategy as we advance our growth projects in China, Australia, and the Americas.”

Outlook
Albemarle’s outlook for 2022 has continued to improve based on expectations for ongoing demand strength and tightness in the markets it serves. Net sales guidance was revised upward primarily due to continued strength in pricing in its Lithium and Bromine businesses. Adjusted EBITDA guidance is also higher based on pricing expectations slightly offset by inflationary cost pressures, particularly for natural gas in Europe and raw materials. We now expect to be free cash flow positive in 2022.

	FY 2022 Guidance as of May 23, 2022	FY 2022 Guidance Further Updated
Net sales	$5.8 - $6.2 billion	$7.1 - $7.5 billion
Adjusted EBITDA	$2.2 - $2.5 billion	$3.2 - $3.5 billion
Adjusted EBITDA Margin	38% - 40%	45% - 47%
Adjusted Diluted EPS	$12.30 - $15.00	$19.25 - $22.25
Net Cash from Operations	$550 - $850 million	$1.4 - $1.7 billion
Capital Expenditures	$1.3 - $1.5 billion	$1.3 - $1.5 billion

Second Quarter Results

In millions, except per share amounts	Q2 2022	Q2 2021	$ Change	% Change
Net sales	$1,479.6	$773.9	$705.7	91.2%
Net income attributable to Albemarle Corporation	$406.8	$424.6	$(17.8)	(4.2)%
Adjusted EBITDA(a)	$610.2	$194.6	$415.6	213.5%
Diluted earnings per share	$3.46	$3.62	$(0.16)	(4.4)%
Non-operating pension and OPEB items(a)	(0.03)	(0.04)
Non-recurring and other unusual items(a)	0.02	(2.69)
Adjusted diluted earnings per share(a)(b)	$3.45	$0.89	$2.56	287.6%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $1.48 billion increased by $705.7 million compared to the prior-year quarter primarily due to increased pricing driven by strong demand from diverse end markets.

Net income attributable to Albemarle of $406.8 million decreased by $17.8 million from the prior-year quarter. Note that prior-year net income attributable to Albemarle includes a $429.4 million ($331.6 million after discrete income taxes, or $2.87 per share) gain related to the sale of the FCS business which was sold on June 1, 2021.

Adjusted EBITDA of $610.2 million increased by $415.6 million from the prior-year quarter primarily due to higher net sales, partially offset by inflationary cost pressures including natural gas prices in Europe and raw materials.

The effective income tax rate for the second quarter of 2022 was 22.2% compared to 20.0% in the same period of 2021. The difference is largely due to global intangible low-taxed income and the geographic mix of earnings. On an adjusted basis, the effective income tax rates were 26.3% and 17.5% for the second quarter of 2022 and 2021, respectively.

Business Segment Results

Lithium Results

In millions	Q2 2022	Q2 2021	$ Change	% Change
Net Sales	$891.5	$320.3	$571.2	178.3%
Adjusted EBITDA	$495.2	$109.4	$385.8	352.5%

Lithium net sales of $891.5 million increased $571.2 million (+178%) due to higher pricing net of FX (+160%) related to renegotiated contracts and increased market pricing. Volume was also higher (+18%) related to the La Negra III/IV expansion in Chile and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of $495.2 million increased $385.8 million as higher pricing and volumes more than offset higher costs.

Lithium Outlook

Adjusted EBITDA for the full year 2022 is expected to grow approximately 500-550% year over year, up from the previous outlook of +300%. Average realized pricing is now expected to be up 225-250% year-over-year resulting from the renegotiated contracts and increased market pricing. Full-year 2022 volume is expected to be up 20-30% year over year primarily due to new capacity coming online as well as higher tolling volumes. The revised outlook assumes the company’s expected third quarter realized selling price remains constant for the remainder of the year. There is potential upside if market pricing remains near current levels, if contract renegotiations result in additional price improvements, or with additional tolled volumes. There is potential downside in the event of a material correction in lithium market pricing or potential volume shortfalls (e.g., delays in acquisitions or expansion projects).

Albemarle continues to progress the expansion of its global portfolio of conversion capacity and utilization of its world-class resource portfolio:

Chile
–La Negra III/IV conversion plant is in commercial qualification and running as expected
–The Salar Yield Improvement Project is on schedule for mechanical completion by the middle of next year

Australia
–Kemerton I conversion plant achieved first product in July 2022
–Kemerton II conversion plant remains on track for mechanical completion in the second half of 2022
–Production of spodumene concentrate from the first and second trains at Wodgina were achieved in May and July, respectively
China
–The acquisition of the Qinzhou lithium conversion plant in Guangxi China is expected to close H2 2022
–Construction is underway at the Meishan greenfield project
–Zhangjiagang greenfield project has been deferred as we continue to fine tune the carbonate engineering design
United States
–New wells and expansion projects at Silver Peak continue to progress ahead of schedule

Bromine Results

In millions	Q2 2022	Q2 2021	$ Change	% Change
Net Sales	$377.8	$279.7	$98.0	35.0%
Adjusted EBITDA	$135.7	$92.6	$43.0	46.5%

Bromine net sales of $377.8 million increased $98.0 million (+35%) primarily due to increased pricing net of FX (+31%) and slightly higher volumes (+4%). Tight market conditions continue to drive strong demand and favorable pricing across the product portfolio. Adjusted EBITDA of $135.7 million increased $43.0 million as higher net sales were partially offset by higher costs for raw materials and freight.

Bromine Outlook
Adjusted EBITDA for the full year 2022 is expected to grow approximately 25-30% from 2021 based on higher pricing resulting from strong demand in diverse end-markets including fire safety solutions and clear completion fluids for offshore new well drilling. Successful execution of growth projects in 2021 is expected to contribute to a 5-10% volume increase in full-year 2022. Bromine’s ongoing cost savings initiatives and favorable pricing are expected to offset higher freight and raw material costs.

Catalysts Results

In millions	Q2 2022	Q2 2021	$ Change	% Change
Net Sales	$210.3	$148.3	$62.0	41.8%
Adjusted EBITDA	$9.8	$21.2	$(11.4)	(53.7)%

Catalysts net sales of $210.3 million increased $62.0 million (+42%) compared to the previous year due to higher volumes (+37%) and higher pricing net of FX (+5%). Adjusted EBITDA of $9.8 million declined $11.4 million as higher sales were more than offset by continued cost pressures from increasing natural gas prices and raw materials.

Catalysts Outlook
Albemarle expects full-year 2022 adjusted EBITDA to be down 25-65% year-over-year, down from the previous outlook due to continued volatility of raw materials costs and natural gas pricing in Europe related to the war in Ukraine, partially offset by higher pricing.

The strategic review of the Catalysts business is ongoing. The company expects to provide an update as soon as circumstances warrant.

All Other

In millions	Q2 2022	Q2 2021	$ Change	% Change
Net Sales	$—	$25.5	$(25.5)	(100.0)%
Adjusted EBITDA	$—	$8.4	$(8.4)	(100.0)%

Other operations represent the FCS business which was sold on June 1, 2021.

Balance Sheet and Liquidity

As of June 30, 2022, Albemarle had estimated liquidity of approximately $2.6 billion, including $930.6 million of cash and equivalents, the full $1 billion under its revolver, $500 million remaining under its amended delayed draw term loan and $200.7 million on other available credit lines. Total debt was $3.5 billion, representing net debt to adjusted EBITDA of approximately 1.7 times.

Cash Flow and Capital Deployment

Cash from operations of $60.3 million decreased $325.5 million for the six months ended June 30, 2022, versus the prior year driven by working capital changes, primarily the increase in receivables and inventories from higher lithium pricing, as well as a $332.5 million litigation settlement payment, partially offset by increased adjusted EBITDA. Capital expenditures of $502.6 million increased by $105.7 million versus the prior year as the company nears completion of its Wave 2 Lithium expansion projects and progresses the next wave of growth projects.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and Investment Grade credit rating, and fund its dividend.

Earnings Call

Date:	Thursday, August 4, 2022
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-200-6205
Dial-in (International):	929-526-1599
Passcode:	446425

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. Albemarle thinks beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. Albemarle actively pursues a sustainable approach to managing its diverse global footprint of world-class resources. In conjunction with Albemarle’s highly experienced and talented global teams, its deep-seated values, and its collaborative customer relationships, Albemarle creates value-added and performance-based solutions that enable a safer and more sustainable future.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to the timing of active and proposed projects, production capacity, committed volumes, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for Albemarle’s products, productivity improvements, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions including statements with respect to timing, expected benefits from proposed transactions, market and economic trends, statements with respect to 2022 outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of its major customers and industries and markets served by it; the timing of orders received from customers; the gain or loss of significant customers; fluctuations in lithium market pricing, which could impact our revenues and profitability particularly due to our increased exposure to index-referenced and variable-priced contracts for battery grade lithium sales; changes with respect to contract renegotiations; potential production volume shortfalls; competition from other manufacturers; changes in the demand for its products or the end-user markets in which its products are sold; limitations or prohibitions on the manufacture and sale of its products; availability of raw materials; increases in the cost of raw materials and energy, and its ability to pass through such increases to its customers; technological change and development, changes in its markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting its operations or its products; the occurrence of regulatory actions, proceedings, claims or litigation (including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws); the occurrence of cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; the effect of climate change, including any regulatory changes to which it might be subject; hazards associated with chemicals manufacturing; the inability to maintain current levels of insurance, including product or premises liability insurance, or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from its global manufacturing cost reduction initiatives as well as its ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of its earnings and changes in tax laws and rates or interpretation; changes in monetary policies, inflation or interest rates that may impact its ability to raise capital or increase its cost of funds, impact the performance of its pension fund investments and increase its pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions it may make in the future; future acquisition and divestiture transactions, including the ability to successfully execute, operate and integrate acquisitions and divestitures and incurring additional indebtedness; continuing uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$1,479,593	$773,896	$2,607,321	$1,603,187
Cost of goods sold	899,169	525,479	1,577,867	1,091,083
Gross profit	580,424	248,417	1,029,454	512,104
Selling, general and administrative expenses	128,942	121,516	241,510	214,703
Research and development expenses	17,386	13,976	33,469	28,612
(Gain) loss on sale of business/interest in properties	—	(429,408)	8,400	(429,408)
Operating profit	434,096	542,333	746,075	698,197
Interest and financing expenses	(41,409)	(7,152)	(69,243)	(51,034)
Other income, net	8,767	14	24,263	11,326
Income before income taxes and equity in net income of unconsolidated investments	401,454	535,195	701,095	658,489
Income tax expense	89,018	106,985	169,548	129,092
Income before equity in net income of unconsolidated investments	312,436	428,210	531,547	529,397
Equity in net income of unconsolidated investments (net of tax)	128,156	17,998	190,592	34,509
Net income	440,592	446,208	722,139	563,906
Net income attributable to noncontrolling interests	(33,819)	(21,608)	(61,983)	(43,629)
Net income attributable to Albemarle Corporation	$406,773	$424,600	$660,156	$520,277
Basic earnings per share	$3.47	$3.63	$5.64	$4.54
Diluted earnings per share	$3.46	$3.62	$5.61	$4.51

Weighted-average common shares outstanding – basic	117,116	116,809	117,091	114,700
Weighted-average common shares outstanding – diluted	117,724	117,436	117,689	115,383

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$930,596	$439,272
Trade accounts receivable	962,215	556,922
Other accounts receivable	124,409	66,184
Inventories	1,216,213	812,920
Other current assets	116,671	132,683
Total current assets	3,350,104	2,007,981
Property, plant and equipment	8,465,403	8,074,746
Less accumulated depreciation and amortization	2,257,379	2,165,130
Net property, plant and equipment	6,208,024	5,909,616
Investments	903,861	897,708
Other assets	230,346	252,239
Goodwill	1,542,767	1,597,627
Other intangibles, net of amortization	285,303	308,947
Total assets	$12,520,405	$10,974,118
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,091,583	$647,986
Accrued expenses	330,941	763,293
Current portion of long-term debt	251,304	389,920
Dividends payable	46,097	45,469
Income taxes payable	61,837	27,667
Total current liabilities	1,781,762	1,874,335
Long-term debt	3,205,730	2,004,319
Postretirement benefits	43,079	43,693
Pension benefits	205,890	229,187
Other noncurrent liabilities	591,021	663,698
Deferred income taxes	391,948	353,279
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,171	1,170
Additional paid-in capital	2,927,086	2,920,007
Accumulated other comprehensive loss	(507,138)	(392,450)
Retained earnings	3,664,172	3,096,539
Total Albemarle Corporation shareholders’ equity	6,085,291	5,625,266
Noncontrolling interests	215,684	180,341
Total equity	6,300,975	5,805,607
Total liabilities and equity	$12,520,405	$10,974,118

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash and cash equivalents at beginning of year	$439,272	$746,724
Cash flows from operating activities:
Net income	722,139	563,906
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	137,567	123,683
Loss (gain) on sale of business/interest in properties	8,400	(429,408)
Stock-based compensation and other	15,232	8,425
Equity in net income of unconsolidated investments (net of tax)	(190,592)	(34,509)
Dividends received from unconsolidated investments and nonmarketable securities	156,964	27,420
Pension and postretirement benefit	(8,273)	(8,465)
Pension and postretirement contributions	(7,685)	(20,266)
Unrealized gain on investments in marketable securities	3,061	(2,384)
Loss on early extinguishment of debt	19,219	28,955
Deferred income taxes	39,476	27,708
Working capital changes	(888,036)	7,942
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	96,314	96,185
Other, net	(43,475)	(3,339)
Net cash provided by operating activities	60,311	385,853
Cash flows from investing activities:
Capital expenditures	(502,607)	(396,915)
Cash proceeds from divestitures, net	—	290,467
Sales of marketable securities, net	3,402	4,553
Investments in equity and other corporate investments	(767)	(286)
Net cash used in investing activities	(499,972)	(102,181)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,453,888
Repayments of long-term debt and credit agreements	(455,000)	(1,173,823)
Proceeds from borrowings of credit agreements	1,964,216	—
Other debt repayments, net	(390,601)	(325,316)
Fees related to early extinguishment of debt	(9,767)	(24,877)
Dividends paid to shareholders	(91,894)	(86,637)
Dividends paid to noncontrolling interests	(26,525)	(43,698)
Proceeds from exercise of stock options	855	14,335
Withholding taxes paid on stock-based compensation award distributions	(10,583)	(7,047)
Other	(4,172)	(1,359)
Net cash provided by (used in) financing activities	976,529	(194,534)
Net effect of foreign exchange on cash and cash equivalents	(45,544)	(12,290)
Increase in cash and cash equivalents	491,324	76,848
Cash and cash equivalents at end of period	$930,596	$823,572

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales:
Lithium	$891,516	$320,334	$1,441,788	$599,310
Bromine	377,752	279,748	737,331	560,195
Catalysts	210,325	148,344	428,202	368,587
All Other	—	25,470	—	75,095
Total net sales	$1,479,593	$773,896	$2,607,321	$1,603,187

Adjusted EBITDA:
Lithium	$495,208	$109,441	$803,823	$215,877
Bromine	135,683	92,646	264,917	187,286
Catalysts	9,792	21,164	26,702	46,591
All Other	—	8,379	—	29,858
Corporate	(30,474)	(37,002)	(53,303)	(54,930)
Total adjusted EBITDA	$610,209	$194,628	$1,042,139	$424,682

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except percentages and per share amounts	2022	2021	2022	2021
Net income attributable to Albemarle Corporation	$406,773	$424,600	$660,156	$520,277
Add back:
Non-operating pension and OPEB items (net of tax)	(3,946)	(4,273)	(8,085)	(8,540)
Non-recurring and other unusual items (net of tax)	2,909	(315,996)	33,812	(283,235)
Adjusted net income attributable to Albemarle Corporation	$405,736	$104,331	$685,883	$228,502

Adjusted diluted earnings per share	$3.45	$0.89	$5.83	$1.98

Weighted-average common shares outstanding – diluted	117,724	117,436	117,689	115,383

Net income attributable to Albemarle Corporation	$406,773	$424,600	$660,156	$520,277
Add back:
Interest and financing expenses	41,409	7,152	69,243	51,034
Income tax expense	89,018	106,985	169,548	129,092
Depreciation and amortization	70,993	61,423	137,567	123,683
EBITDA	608,193	600,160	1,036,514	824,086
Non-operating pension and OPEB items	(5,038)	(5,471)	(10,318)	(10,936)
Non-recurring and other unusual items (excluding items associated with interest expense)	7,054	(400,061)	15,943	(388,468)
Adjusted EBITDA	$610,209	$194,628	$1,042,139	$424,682

Net sales	$1,479,593	$773,896	$2,607,321	$1,603,187
EBITDA margin	41.1%	77.6%	39.8%	51.4%
Adjusted EBITDA margin	41.2%	25.1%	40.0%	26.5%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended June 30, 2022
Net income (loss) attributable to Albemarle Corporation	$452,099	$122,461	$(3,383)	$571,177	$—	$(164,404)	$406,773	27.5%
Depreciation and amortization	42,502	13,222	13,175	68,899	—	2,094	70,993	4.8%
Non-recurring and other unusual items	607	—	—	607	—	6,447	7,054	0.5%
Interest and financing expenses	—	—	—	—	—	41,409	41,409	2.8%
Income tax expense	—	—	—	—	—	89,018	89,018	6.0%
Non-operating pension and OPEB items	—	—	—	—	—	(5,038)	(5,038)	(0.3)%
Adjusted EBITDA	$495,208	$135,683	$9,792	$640,683	$—	$(30,474)	$610,209	41.2%

Three months ended June 30, 2021
Net income (loss) attributable to Albemarle Corporation	$74,593	$80,148	$8,446	$163,187	$7,972	$253,441	$424,600	54.9%
Depreciation and amortization	33,497	12,498	12,718	58,713	407	2,303	61,423	7.9%
Non-recurring and other unusual items	1,351	—	—	1,351	—	(401,412)	(400,061)	(51.7)%
Interest and financing expenses	—	—	—	—	—	7,152	7,152	0.9%
Income tax expense	—	—	—	—	—	106,985	106,985	13.8%
Non-operating pension and OPEB items	—	—	—	—	—	(5,471)	(5,471)	(0.7)%
Adjusted EBITDA	$109,441	$92,646	$21,164	$223,251	$8,379	$(37,002)	$194,628	25.1%

Six months ended June 30, 2022
Net income (loss) attributable to Albemarle Corporation	$713,788	$239,022	$606	$953,416	$—	$(293,260)	$660,156	25.3%
Depreciation and amortization	81,028	25,895	26,096	133,019	—	4,548	137,567	5.3%
Non-recurring and other unusual items	9,007	—	—	9,007	—	6,936	15,943	0.6%
Interest and financing expenses	—	—	—	—	—	69,243	69,243	2.7%
Income tax expense	—	—	—	—	—	169,548	169,548	6.5%
Non-operating pension and OPEB items	—	—	—	—	—	(10,318)	(10,318)	(0.4)%
Adjusted EBITDA	$803,823	$264,917	$26,702	$1,095,442	$—	$(53,303)	$1,042,139	40.0%

Six months ended June 30, 2021
Net income (loss) attributable to Albemarle Corporation	$144,965	$162,261	$21,362	$328,588	$27,988	$163,701	$520,277	32.5%
Depreciation and amortization	65,303	25,025	25,229	115,557	1,870	6,256	123,683	7.7%
Non-recurring and other unusual items (excluding items associated with interest expense)	5,609	—	—	5,609	—	(394,077)	(388,468)	(24.2)%
Interest and financing expenses	—	—	—	—	—	51,034	51,034	3.2%
Income tax expense	—	—	—	—	—	129,092	129,092	8.1%
Non-operating pension and OPEB items	—	—	—	—	—	(10,936)	(10,936)	(0.7)%
Adjusted EBITDA	$215,877	$187,286	$46,591	$449,754	$29,858	$(54,930)	$424,682	26.5%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest cost	$5,894	$5,430	$11,826	$10,858
Expected return on assets	(10,932)	(10,901)	(22,144)	(21,794)
Total	$(5,038)	$(5,471)	$(10,318)	$(10,936)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Restructuring and other(1)	$—	$—	$—	$0.01
Acquisition and integration related costs(2)	0.03	0.01	0.05	0.03
Albemarle Foundation contribution(3)	—	0.13	—	0.13
Loss (gain) on sale of business/interest in properties(4)	—	(2.82)	0.07	(2.87)
Loss on early extinguishment of debt(5)	0.13	0.01	0.13	0.21
Other(6)	0.01	0.04	—	0.10
Tax related items(7)	(0.15)	(0.06)	0.04	(0.06)
Total non-recurring and other unusual items	$0.02	$(2.69)	$0.29	$(2.45)

(1)During the three and six months ended June 30, 2021, Albemarle recorded facility closure costs related to offices in Germany, and severance expenses in Germany and Belgium, in Selling, general and administrative expenses of $0.8 million and $1.5 million ($0.5 million and $1.1 million after income taxes, or less than $0.01 and $0.01 per share), respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and six months ended June 30, 2022 were $5.4 million and $7.1 million ($4.2 million and $5.5 million after income taxes, or $0.03 and $0.05 per share), respectively, and for the three and six months ended June 30, 2021 were $1.9 million and $4.1 million ($1.5 million and $3.2 million after income taxes, or $0.01 and $0.03 per share), respectively.

(3)Included in Selling, general and administrative expenses for the three and six months ended June 30, 2021 is a charitable contribution of $20.0 million ($15.5 million after income taxes, or $0.13 per share), using a portion of the proceeds received from the FCS divestiture, to the Albemarle Foundation, a nonprofit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where Albemarle’s employees live and the company operates. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the company, and is significant in size and nature in that it is intended to provide more long-term benefits in these communities.

(4)Included in (Gain) loss on sale of business/interest in properties for the six months ended June 30, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to anticipated cost overruns from supply chain, labor and COVID-19 pandemic related issues. The three and six months ended June 30, 2021 include a gain of $429.4 million ($331.6 million after discrete income taxes, or $2.87 per share) related to the sale of the FCS business.

(5)Included in Interest and financing expenses for the three and six months ended June 30, 2022 is a loss on early extinguishment of debt of $19.2 million ($14.9 million after income taxes, or $0.13 per share), representing the tender premiums, fees, unamortized discounts, unamortized deferred financing costs and accelerated amortization of associated interest rate swap from the redemption of the $425 million senior notes originally due in 2024 using the proceeds from the issuance of $1.7 billion in senior notes in May 2022.

Included in Interest and financing expenses for the three and six months ended June 30, 2021 is a loss on early extinguishment of debt of $1.2 million and $29.0 million ($0.8 million and $23.8 million after income taxes, or $0.01 and $0.21 per share), respectively, representing the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(6)Other adjustments for the three months ended June 30, 2022 included amounts recorded in:
•Cost of goods sold - $0.5 million of expense related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $1.1 million primarily related to facility closure expenses of offices in Germany.
After income taxes, these charges totaled $1.2 million, or $0.01 per share.

Other adjustments for the six months ended June 30, 2022 included amounts recorded in:
•Cost of goods sold - $0.5 million of expense related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $4.3 million of gains from the sale of legacy properties not part of our operations, partially offset by $2.8 million of charges for environmental reserves at sites not part of our operations and $1.1 million primarily related to facility closure expenses of offices in Germany.
•Other income, net - $0.6 million gain related to a settlement received from a legal matter in a prior period.
After income taxes, these charges totaled $0.3 million, or less than $0.01 per share.

Other adjustments for the three months ended June 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $4.0 million of a loss resulting from the sale of property, plant and equipment, $1.6 million of charges for an environmental reserve at a site not part of the company’s operations and $1.4 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Other income, net - $0.3 million of a gain resulting from the adjustment of indemnification obligations related to previously disposed businesses.
After income taxes, these charges totaled $4.9 million, or $0.04 per share.

Other adjustments for the six months ended June 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $6.0 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements, a $4.0 million loss resulting from the sale of property, plant and equipment and $1.6 million of charges for an environmental reserve at a site not part of the company’s operations.
•Other income, net - $3.6 million of expenses primarily related to asset retirement obligation charges to update of an estimate at a site formerly owned by Albemarle.
After income taxes, these net gains totaled $11.4 million, or $0.10 per share.

(7)Included in Income tax expense for the three and six months ended June 30, 2022 are discrete net tax benefits of $17.3 million, or $0.15 per share and net tax expense of $4.7 million ,or $0.04 per share, respectively. The net benefit for the three months was primarily related to a benefit from global intangible low-taxed income, partially offset by net discrete tax expenses related to withholding taxes and foreign return to provisions. The discrete net expense for the six months was primarily related to withholding taxes and foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and six months ended June 30, 2021 are discrete net tax benefits of $7.6 million, or $0.06 per share and $6.6 million, or $0.06 per share, respectively. The net benefit for the three months is primarily related to excess tax benefits realized from stock-based compensation arrangements and the revaluation of deferred taxes due to tax rate changes. The net benefit for the six months is primarily related to the release of a foreign valuation allowance, excess tax benefits realized from stock-based compensation arrangements, and the revaluation of deferred taxes due to tax rate changes, partially offset by tax expense due to an out-of-period adjustment regarding an overstated deferred tax liability for the three-month period ended December 31, 2017.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2022
As reported	$401,454	$89,018	22.2%
Non-recurring, other unusual and non-operating pension and OPEB items	21,235	22,272
As adjusted	$422,689	$111,290	26.3%

Three months ended June 30, 2021
As reported	$535,195	$106,985	20.0%
Non-recurring, other unusual and non-operating pension and OPEB items	(404,383)	(84,114)
As adjusted	$130,812	$22,871	17.5%

Six months ended June 30, 2022
As reported	$701,095	$169,548	24.2%
Non-recurring, other unusual and non-operating pension and OPEB items	24,844	(883)
As adjusted	$725,939	$168,665	23.2%

Six months ended June 30, 2021
As reported	$658,489	$129,092	19.6%
Non-recurring, other unusual and non-operating pension and OPEB items	(370,457)	(78,682)
As adjusted	$288,032	$50,410	17.5%